THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE "SUBORDINATION AGREEMENT") DATED AS OF FEBRUARY 20, 2004 AMONG MOLLUSK HOLDINGS, L.L.C., BLESBOK LLC, NOBEL LEARNING COMMUNITIES, INC., THE SUBORDINATED GUARANTORS PARTY THERETO AND HARRIS TRUST AND SAVINGS BANK, AS AGENT, TO CERTAIN SENIOR INDEBTEDNESS DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.
================================================================================




                       SENIOR SUBORDINATED NOTE AGREEMENT



                         DATED AS OF FEBRUARY 20, 2004,



                                      AMONG



                        NOBEL LEARNING COMMUNITIES, INC.,



                   THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,



                                       AND



                    MOLLUSK HOLDINGS, L.L.C. AND BLESBOK LLC


================================================================================

                       SENIOR SUBORDINATED NOTE AGREEMENT

      THIS SENIOR SUBORDINATED NOTE AGREEMENT is entered into as of February 20, 2004, by and among NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation (the "Borrower"), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, and MOLLUSK HOLDINGS, L.L.C. and BLESBOK LLC (collectively, the "LENDERS") All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 2.1 hereof.

                              PRELIMINARY STATEMENT

      The Borrower has requested, and the Lenders have agreed to purchase senior subordinated notes in the aggregate initial principal amount of $10,000,000 on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  LOAN TERMS.

      Section 1.1 Funding. At the closing under this Agreement (the "CLOSING"), the Borrower will borrow, and each of the Lenders will lend, in immediately available funds, the sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000) or TEN MILLION AND 00/100 DOLLARS ($10,000,000) in the aggregate (the "LOAN"), such indebtedness to be evidenced by, and to be repaid according to the terms of, one or more Senior Subordinated Notes (each a "NOTE" and collectively, the "NOTES") in the form attached hereto as Exhibit 1.1. The entire principal sum will be advanced at Closing.

      Section 1.2 Reserved.

      Section 1.3 Prepayment. The Notes may not be voluntarily prepaid until the first anniversary of the Closing Date, whereupon the Notes may be prepaid at any time, in whole or in part, without premium or penalty.

      Section 1.4 Due On Sale or Change in Control. The Borrower's obligations under the Notes and this Agreement are not assumable and the Notes and all of the other Obligations are payable in full in connection with a Change in Control (other than a Change of Control caused by an Existing Group of which KU Learning, L.L.C. or any of its Affiliates is a member).

Section 2.  DEFINITIONS; INTERPRETATION.

      Section 2.1 Definitions. The following terms when used herein shall have the following meanings:

      "AFFILIATE" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

      "AGREEMENT" means this Senior Subordinated Note Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

      "BORROWER" is defined in the introductory paragraph of this Agreement.

      "BUSINESS DAY" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Los Angeles, California.

      "CAPITAL EXPENDITURES" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP, but specifically excluding Capital Expenditures incurred in connection with the purchase of certain real property located in Alpharetta, Georgia, as long as such real property is sold by the Borrower not later than April 30, 2004 in a transaction pursuant to which the Borrower receives proceeds of not less than $1,000,000.

      "CAPITAL LEASE" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

      "CAPITALIZED LEASE OBLIGATION" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. SECTIONS 9601 et seq., and any future amendments.

      "CHANGE OF CONTROL" means any of (a) the acquisition by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 25% or more of the outstanding Voting Stock of the Borrower on a fully-diluted basis, or (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower. For purposes of the foregoing clause
(a), a "Change of Control" shall not be deemed to have occurred with respect to
(i) KU Learning, L.L.C. or its Affiliates (including, without limitation, the Lenders), or (ii) Camden Partners Strategic II, L.L.C. or its Affiliates (each such group specified in the foregoing clauses (i) and (ii), an "EXISTING GROUP"), solely as a result of any of the following: (v) such Existing Group being the beneficial owner of shares of the Borrower's common stock or preferred stock held by it on the Closing Date; (w) the conversion of any shares of the Borrower's Series E Preferred Stock or Series F Preferred Stock held by such Existing Group; (x) the exercise by such Existing Group of any pre-emptive rights described in Section 4.6 of the Series E Preferred Stock Purchase Agreement or Section 4.4 of the Series F Preferred Stock Purchase Agreement; (y) the issuance of and conversion of any additional shares of Series E Preferred Stock or Series F Preferred Stock received as a dividend pursuant to the Certificate of Designation for such series of Preferred Stock; or (z) the issuance by the Borrower, to any board representative of such Existing Group (solely in such person or persons' capacity as a director of the Borrower), of grants of common stock of the Borrower, options to purchase common stock of the Borrower or the exercise of such options issued to such person or persons.

      "CLOSING DATE" means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to the Lenders in its discretion.

      "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

      "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

      "DEFAULT" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

      "DISPOSITION" means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(i), 8.10(ii)(a), (b), (c) or (d) of the Senior Credit Agreement and Sections 5.10(i), 5.10(ii)(a), (b), (c) or (d) hereof.

      "EBITDA" means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for the Borrower and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets for the Borrower and its Subsidiaries for such period, (d) with respect to the fiscal quarter ended June 30, 2003 only, transaction expenses related to a potential going-private transaction in an aggregate amount not to exceed $150,000, (e) with respect to the fiscal quarter ended September 30, 2003 only, a severance expense reserve in an aggregate amount not to exceed $1,500,000, provided that cash severance expenses incurred by the Borrower and its Subsidiaries and charged against such reserve shall be subtracted from EBITDA in the fiscal quarters during which they are incurred, (f) with respect to the fiscal quarter ended June 30, 2003 only, write-downs and a reserve for certain discontinued operations and a note receivable in an aggregate amount not to exceed $5,300,000, and (g) for any fiscal quarter, non-cash losses in an amount acceptable to the Existing Senior Lender and used for all EBITDA calculations under the Senior Credit Documents from impairment charges arising from the application of SFAS No. 142 or SFAS No.

144, provided that the amount of such charges added pursuant to this clause (g) for the two consecutive fiscal quarter period ended June 30, 2003 shall be $6,515,079, less (h) interest income and extraordinary gains for such period.

      "ENVIRONMENTAL CLAIM" means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority, or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

      "ENVIRONMENTAL LAW" means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

      "EXISTING SENIOR DEBT" means Indebtedness for Borrowed Money evidenced by the Senior Credit Agreement.

      "EXISTING SENIOR LENDER" means Harris Trust and Savings Bank, as lender and as Administrative Agent for all lenders under the Senior Credit Agreement and all successors or assigns of such lenders.

      "EVENT OF DEFAULT" means any event or condition identified as such in
Section 6.1 hereof.

      "EVENT OF LOSS" means, with respect to any Property, any of the following:
(a) any loss, destruction or damage of such Property, or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

      "FIXED CHARGES" means, with reference to any period, the sum of (a) all cash payments of principal made or required to be made during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, other than those payments made or required to be made pursuant to Section 1.9 of the Senior Credit Agreement as in effect on the date hereof, (b) Interest Expense for such period, (c) cash dividends paid during such period, and (d) federal, state, and local income taxes paid or payable in cash by the Borrower and its Subsidiaries during such period; provided that, for all calculations of the fixed charge coverage ratio pursuant to Section 5.22(d) for fiscal quarters ending through and including December 31, 2004, (1) cash payments of principal for the four fiscal quarters then ended shall be deemed by the parties hereto to be $2,866,135 for the four fiscal quarters ended March 31, 2004, $2,840,033 for the four fiscal quarters ended June 30, 2004, $2,804,589 for the four fiscal quarters ended September 30, 2004, and $2,726,850 for the four fiscal quarters ended December 31, 2004, and (2) Interest Expense for the four fiscal quarters then ended shall be deemed by the parties hereto to be equal to the product of (x) Interest Expense incurred during the period (the "POST-CLOSING PERIOD") from and including the Closing Date through and including the last day of such period, and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such post-closing period.

      "FOREIGN SUBSIDIARY" means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

      "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

      "GUARANTOR" and "GUARANTORS" mean each direct and indirect Subsidiary of the Borrower, other than Rocking Horse One, Inc., which entity is specifically exempted from such definition.

      "HAZARDOUS MATERIAL" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as "hazardous" or "toxic" or words of like import pursuant to an Environmental Law applicable to any of the Borrower or any Subsidiary.

      "HAZARDOUS MATERIAL ACTIVITY" means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

      "HEDGING LIABILITY" means the liability of the Borrower or any Subsidiary to any Existing Senior Lender, any other lender from time to time a party to the Senior Credit Agreement, or any of their respective Affiliates, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, into which the Borrower or such Subsidiary, as the case may be, may enter from time to time in accordance with the terms of the Senior Credit Agreement.

      "INDEBTEDNESS FOR BORROWED MONEY" means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

      "INTEREST EXPENSE" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

      "LEGAL REQUIREMENT" means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local, applicable to any of the Borrower or any Subsidiary.

      "LENDERS" means Mollusk Holdings, L.L.C. and Blesbok LLC.

      "LIEN" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

      "LOAN" is defined in Section 1. 1.

      "LOAN DOCUMENTS" means this Agreement, the Notes and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

      "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform its material obligations under any Senior Debt Document (as such term is defined in the Subordination Agreement) or any Loan Document or of the Borrower and its Subsidiaries taken as a whole to perform their material obligations under any Senior Debt Document (as such term is defined in the Subordination Agreement) or any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document or the rights and remedies of the Lenders thereunder.

      "MOODY'S" means Moody's Investors Service, Inc.

      "NET CAPITAL EXPENDITURES" means, for any period, Capital Expenditures for such period less that portion of Capital Expenditures incurred during such period which is financed through Capital Leases.

      "NET CASH PROCEEDS" means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of (i) reasonable direct costs relating to such Disposition, and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person's account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of reasonable legal, underwriting, and other fees, commissions and expenses incurred as a direct result thereof.

      "NET INCOME" means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

      "NOTES" is defined in Section 1. 1.

      "OBLIGATIONS" means all obligations of the Borrower to pay principal and interest on the Loan, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

      "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

      "PERMITTED SENIOR DEBT" means all (A) indebtedness, obligations, and liabilities, whether now existing or hereafter arising, of the Borrower and its Subsidiaries to the Senior Creditor (as such term is defined in the Subordination Agreement) for or in connection with money borrowed or other credit or financial accommodations extended under the Senior Credit Documents (including, without limitation, loans, letters of credit, bankers' acceptances or otherwise, and whether under the Senior Credit Agreement or otherwise) from time to time or in connection with any Funds Transfer and Deposit Account Liability and any Hedging Liability (as such terms are defined in the Senior Credit Agreement), including without limitation, (a) all principal of and interest (including post-petition interest in a bankruptcy or other similar proceeding whether or not allowed) on all borrowings or other credit or financial accommodations extended by the Senior Creditor (as such term is defined in the Subordination Agreement), (b) all fees, charges, costs and other expenses (including, without limitation, court costs and reasonable attorneys' fees) and all other amounts payable under, and all other claims (including, without limitation, claims arising out of breaches of representations, warranties or covenants) arising out of, the indenture, agreement or other instrument governing such credit or financial accommodation, and

(c) any such indebtedness, obligations and liabilities as from time to time arising in connection with any collateral for or guaranties of such borrowings or other credit or financial accommodations; provided that all such indebtedness, obligations and liabilities and, except as specifically excluded below, Funds Transfer and Deposit Account Liability and Hedging Liability shall at all times satisfy the following conditions: (i) are full recourse obligations of the Borrower that are (except with respect to Funds Transfer and Deposit Account Liability and Hedging Liability) guaranteed by some or all of its Subsidiaries, (ii) are not subordinated to any other indebtedness of the Borrower and/or its Subsidiaries, (iii) were not incurred in violation of this Agreement, (iv) (except with respect to Funds Transfer and Deposit Account Liability and Hedging Liability) do not have a rate of interest or applicable margin of more than two percent (2%) higher than that provided in the Senior Credit Agreement as of the Closing Date, (v) do not have a final maturity date after February 20, 2009, (vi) do not have terms or conditions that restrict payment of any of the Obligations under this Agreement or under any other Loan Document, except (I) in the manner and to the extent set forth in the Subordination Agreement and (II) as a prohibition on any voluntary prepayment or voluntary redemption of all or any part of the Obligations, and (vii) (except with respect to Funds Transfer and Deposit Account Liability and Hedging Liability) do not exceed an aggregate principal amount of $26,000,000 as reduced by the amount of (x) all scheduled principal payments made on term loans, and
(y) all permanent reductions in revolving commitments, and (B) all refinancings of indebtedness described in clause (A) above provided that all indebtedness incurred in all such refinancings also at all times satisfies all of the conditions set forth above.

      "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

      "PHILADELPHIA SCHOOL LOAN" means the amounts paid by the Borrower for leasehold improvements at premises leased under a certain Lease Agreement dated May 2, 2000 (as amended by that certain Addendum #1 dated May 2, 2000) between Arsenal Associates and the Borrower, and subleased by the Borrower to Franklin Towne Charter High School, Inc.

      "PLAN" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

      "PREMISES" means the real property owned or leased by the Borrower or any Subsidiary, including without limitation the real property and improvements thereon owned by the Borrower or any Subsidiary subject to any Lien under the Senior Credit Documents.

      "PROPERTY" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

      "RCRA" means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. SECTIONS 6901 et seq., and any future amendments.

      "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

      "REQUIRED LENDERS" means, as of the date of determination thereof, Lenders whose outstanding Loans constitute more than 66-2/3% of the sum of the total outstanding Loans, provided that so long as Mollusk Holdings, L.L.C. and/or Blesbok LLC hold any of the Loans, "Required Lenders" shall include Mollusk Holdings, L.L.C. and/or Blesbok LLC, as applicable.

      "RESPONSIBLE OFFICER" means the chief executive officer, chief financial officer, chief operating officer, president or general counsel of the Borrower or any Guarantor.

      "S&P" means Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

      "SELLER DEBT" means that Indebtedness for Borrowed Money evidenced by (i) that 7% Subordinated Note due June 1, 2004, payable by the Borrower to Flint Ridge Schools, Inc., in the original principal amount of $207,543, (ii) that 7% Subordinated Note due September 1, 2004, payable by the Borrower to Sypros Catechis in the original principal amount of $615,000, (iii) that 7% Subordinated Note payable by the Borrower to Act International, Inc. in the original principal amount of $136,500, (iv) that 7% Subordinated Note due February 1, 2005, payable by the Borrower to David Sikes Child Care, Inc. in the original principal amount of $142,800, (v) that 7% Subordinated Note due July 1, 2005, payable by the Borrower to the Education Block, Inc. in the original principal amount of $420,000, (vi) that 7% Subordinated Note due April 1, 2004, payable by Nobel Learning Solutions, L.L.C. to LDLearning.com, Inc. in the original principal amount of $185,000, (vii) that Amended and Restated 7% Subordinated Note dated July 1, 2004, payable by Paladin Academy, L.L.C. to Developmental Resource Center, Inc. in the original principal amount of $410,000, (viii) that Promissory Note dated June 27, 1989 made by The Rocking Horse Child Care Centers of America, Inc. in favor of Edward G. Walter, Jr. in the original principal amount of $350,000, and (ix) Section 10.1(i) of that certain Stock Purchase Agreement dated as of November 15, 1996 by and between Renee Goldman, Richard Goldman, Libo Fineberg, certain other individuals, and Nobel Education Dynamics, Inc.

      "SENIOR CREDIT AGREEMENT" means that certain Credit Agreement, dated as of February 20, 2004, with the lenders named therein and Harris Trust and Savings Bank, as Administrative Agent as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms thereof, or any subsequent credit agreement entered into to refinance indebtedness thereunder.

      "SENIOR CREDIT DOCUMENTS" means the Senior Credit Agreement and each other instrument or document to be delivered thereunder or otherwise in connection therewith, as the same may be amended, modified, restated or supplemented from time to time as permitted by this Agreement.

      "SUBORDINATED DEBT" means the Obligations, and other Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Lenders and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Lenders, but specifically excluding the Seller Debt and the Permitted Senior Debt.

      "SUBORDINATION AGREEMENT" shall have the meaning provided for such term in the legend to this Agreement.

      "SUBSIDIARY" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term "Subsidiary" means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

      "TOTAL FUNDED DEBT" means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

      "TOTAL FUNDED DEBT/EBITDA RATIO" means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

      "TOTAL SENIOR FUNDED DEBT" means, at any time the same is to be determined, Total Funded Debt at such time minus the principal balance of Subordinated Debt of the Borrower then outstanding.

      "TOTAL SENIOR FUNDED DEBT/EBITDA RATIO" means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Senior Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

      "UNFUNDED VESTED LIABILITIES" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

      "$"means the lawful currency of the United States of America.

      "VOTING STOCK" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

      "WELFARE PLAN" means a "welfare plan" as defined in Section 3(1) of ERISA.

      "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

      Section 2.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Los Angeles, California, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

      Section 2.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 2.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Should the Borrower elect to change its fiscal year and fiscal quarter ending dates to dates which are near, but not on, the last days of the corresponding calendar quarters, then all references in this Agreement or any other Loan Document to a specific quarter or year ending date occurring on or after the effective date of such change which are intended to refer to a fiscal quarter or fiscal year ending date and which refer to a specific calendar quarter or calendar year ending date (i.e., March 31, June 30, September 30 or December 31) shall be deemed by the parties hereto, where appropriate in the context, to refer to the corresponding fiscal quarter or fiscal year ending date of the Borrower after giving effect to such change.

Section 3.  REPRESENTATIONS AND WARRANTIES.

      The Borrower represents and warrants to the Lenders as follows:

      Section 3.1 Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

      Section 3.2 Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 3.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.2 hereto as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted to secure the Senior Debt. Except as set forth on Schedule 3.2 hereto, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

      Section 3.3 Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor.

      Section 3.4 Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loan to refinance existing Indebtedness for Borrowed Money of the Borrower and certain Guarantors held by Allied Capital Corporation. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

      Section 3.5 Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2003 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of BDO Seidman LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the six months then ended, heretofore furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of the unaudited statements, to normal year-end adjustments that are not expected to be material). Except as set forth on
Schedule 3.5 hereto, neither the Borrower nor any Subsidiary had, as of the respective ending dates of the financial statements referred to above, contingent liabilities which were material to it other than as indicated on such financial statements.

      Section 3.6 No Material Adverse Change. Except as set forth on Schedule
3.6 hereto, since June 30, 2003, there has been no change in the condition (financial or otherwise) of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

      Section 3.7 Full Disclosure. The statements and information furnished to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time of such projection.

      Section 3.8 Trademarks, Franchises, and Licenses. Except as set forth on
Schedule 3.8 hereto, the Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

      Section 3.9 Governmental Authority and Licensing. Except as set forth on
Schedule 3.9 hereto, the Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened, except for any such revocation or denial which could not reasonably be expected to have a Material Adverse Effect.

      Section 3.10 Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by
Section 5.8 hereof and other Liens the holder of which has agreed to release and discharge as of the date hereof.

      Section 3.11 Litigation and Other Controversies. Except as set forth on
Schedule 3.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Responsible Officer of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      Section 3.12 Taxes. Except as set forth on Schedule 3.12 hereto, all tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

      Section 3.13 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained on or prior to the Closing Date and remain in full force and effect.

      Section 3.14 Affiliate Transactions. Except as set forth on Schedule 3.14 hereto, neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, except for compensation agreements with officers and directors approved by the compensation committee of the Borrower's board of directors.

      Section 3.15 Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Section 3.16 ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is, along with each of their Employee Benefit Plans (and each related trust, insurance contract or fund), in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as set forth on Schedule 3.16 hereto, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

      Section 3.17 Compliance with Laws.

            (a) Except as set forth on Schedule 3.17(a) hereto, the Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (b) Without limiting the representations and warranties set forth in
      Section 3.17(a) above, except (A) as set forth on Schedule 3.17(b) hereto, and (B) for such other matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that: (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law;
      (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) to Borrower's knowledge, none of the Premises contain and have contained any: (1) underground storage tank,
      (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

      Section 3.18 Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

      Section 3.19 Solvency. The Borrower and each Guarantor are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

      Section 3.20 No Broker Fees. Except as set forth on Schedule 3.20 hereto, no broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Lenders against, and agree that they will hold the Lenders harmless from, any claim, demand, or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys' fees) arising in connection with any such claim, demand, or liability.

      Section 3.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 4.  CONDITIONS PRECEDENT.

      Section 4.1 The obligation of the Lenders to advance the Loan shall be subject to the following conditions precedent:

            (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of the Closing, except to the extent the same expressly relate to an earlier date;

            (b) no Default or Event of Default shall have occurred and be continuing;

            (c) the Lenders shall have received this Agreement duly executed by the Borrower and the Guarantors;

            (d) the Lenders shall have received their respective duly executed Note of the Borrower dated the date hereof;

            (e) the Lenders shall have received copies of the Borrower's and each Guarantor's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

            (f) the Lenders shall have received copies of resolutions of the Borrower's and each Guarantor's Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower's and each Guarantor's behalf, all certified in each instance by its Secretary or Assistant Secretary;

            (g) the Lenders shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

            (h) the Lenders shall have received the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Lenders;

            (i) the Lenders shall have received a pay-off letter from Allied Capital Corporation setting forth, among other things, the total amount of indebtedness outstanding and owing to it, which pay-off letter shall be in form and substance reasonably acceptable to the Lenders;

            (j) the Borrower shall have entered into the Senior Credit Agreement, all conditions precedent to advances thereunder shall have been satisfied or waived and the Existing Senior Lender shall have made or be in the process of making an initial advance of not less than $15,000,000 thereunder; and

            (k) the Lenders shall have received such other agreements, instruments, documents, certificates, and opinions as the Lenders may reasonably request.

Section 5.  COVENANTS.

      The Borrower agrees that, so long as any of the Notes are outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 8.10 hereof:

      Section 5.1 Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 5.10(ii)(b) hereof. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

      Section 5.2 Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

      Section 5.3 Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

      Section 5.4 Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, and general liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Lenders, furnish to the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 5.4.

      Section 5.5 Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Lenders such information respecting the business and financial condition of the Borrower and each Subsidiary as the Lenders may reasonably request; and without any request, shall furnish to the Lenders:

            (a) as soon as available, and in any event within 45 days after the last day of the last calendar month of each fiscal quarter (including, without limitation, the last calendar month of each fiscal year), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year and a comparison to budget, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Lenders;

            (b) as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year and a comparison to budget, accompanied in the case of the consolidated financial statements by an unqualified opinion of BDO Seidman LLP or another firm of independent public accountants of recognized national standing selected by the Borrower to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

            (c) promptly after the sending or filing thereof, copies of each regular, periodic or special report, registration statement or prospectus (including all proxy statements, Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

            (d) as soon as available, and in any event within 30 days after the start of each fiscal year of the Borrower, a copy of the Borrower's consolidated business plan for such fiscal year, such business plan to show the Borrower's projected consolidated revenues, expenses and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Lenders (which shall include a summary of all assumptions made in preparing such business plan);

            (e) notice of any Change of Control, other than a Change of Control caused by an Existing Group of which KU Learning, L.L.C. or any of its Affiliates is a member;

            (f) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice of
      (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) the occurrence of any Default or Event of Default hereunder; and

            (g) with each of the financial statements furnished to the Lenders pursuant to Section 5.5(a) and Section 5.5(b), a written certificate in the form attached hereto as Exhibit A signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Lenders to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of
      Section 5.22 hereof.

The financial statements delivered pursuant to Sections 5.5 (a) and (b) shall, among other things, reflect all contingent liabilities of the Borrower or any Subsidiary existing at the end of the relevant period covered thereby which are material to the Borrower and its Subsidiaries, taken as a whole.

      Section 5.6 Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Lenders, and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its executive officers and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Lenders may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

      Section 5.7 Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

            (a) the Permitted Senior Debt and Hedging Liability;

            (b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

            (c) obligations of Borrower arising out of one interest rate hedging agreement entered into with one of the lenders from to time a party to the Senior Credit Agreement or another financial institution reasonably acceptable to the Existing Senior Lender, all on terms and conditions reasonably acceptable to the Existing Senior Lender;

            (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

            (e) intercompany advances from time to time owing by any Subsidiary which is a Guarantor to the Borrower or another Subsidiary which is a Guarantor or by the Borrower to a Subsidiary which is a Guarantor in the ordinary course of business;

            (f) the Loan;

            (g) the Seller Debt in a principal amount not to exceed $478,706 in the aggregate on the Closing Date, as reduced by permitted payments thereon;

            (h) the guaranties described in Schedule 5.7 and outstanding on the Closing Date, together with additional guaranties entered into for similar purposes;

            (i) obligations of the Borrower with respect to letters of credit issued by Fleet National Bank in an aggregate outstanding stated amount of $735,672.86 on the Closing Date, as reduced by any terminations of or permanent reductions in the stated amount of any such letters of credit; and

            (j) unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 5.7 in an amount not to exceed $200,000 in the aggregate at any one time outstanding.

      Section 5.8 Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

            (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the

      Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

            (b) Mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

            (c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 6.1(f) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this Section 5.8(c), including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;

            (d) Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 5.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

            (e) any interest or title of a lessor under any operating lease;

            (f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary, and all encumbrances reflected on Schedule B of those policies of title insurance provided to the Existing Senior Lender in connection with mortgages granted to the Existing Senior Lender;

            (g) Liens granted to Fleet National Bank on cash collateral securing the obligations described in Section 5.7(h) hereof, provided that the aggregate amount of cash collateral pledged to support such obligations shall not at any time exceed the lesser of 105% of the amount set forth in
      Section 5.7(h) hereof or 105% of the then-current aggregate stated amount of such letters of credit;

            (h) Liens granted to secure the Permitted Senior Debt;

            (i) Liens granted in favor of Kings Grant Shops LLC in certain Property of the Borrower and its Subsidiaries listed on Exhibit "A" to a UCC-1 filing dated June 20, 2001 with the County Clerk of Burlington County, New Jersey; and

            (j) Liens granted in favor of EAB Leasing Corp. on Property of the Borrower and its Subsidiaries to secure an equipment lease, provided that, within 60 days after the Closing Date and without the expenditure by the Borrower and its Subsidiaries of more than $1,500,000, either (x) the holder of such Liens has agreed in writing to modify their scope so that the Property encumbered thereby shall not extend beyond the leased equipment and certain proceeds thereof acceptable to the Existing Senior Lender and has filed a UCC amendment reflecting such modification in all necessary jurisdictions, or (y) such Liens have been terminated and released by the holder thereof.

      Section 5.9 Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

            (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

            (b) investments in commercial paper rated at least P-1 by Moody's and at least A-1 by S&P maturing within one year of the date of issuance thereof;

            (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

            (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in Section 5.9(a) above entered into with any bank meeting the qualifications specified in Section 5.9(c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

            (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in Sections 5.9(a), (b), (c), and (d) above;

            (f) the Borrower's and its Subsidiaries' investments existing on the Closing Date in their Subsidiaries which are not Guarantors, and the Borrower's investments from time to time in its Subsidiaries which are Guarantors, and investments made from time to time by a Subsidiary in or more of its Subsidiaries which are Guarantors;

            (g) intercompany advances made from time to time by the Borrower or a Subsidiary to another Subsidiary which is a Guarantor or by a Subsidiary to the Borrower in the ordinary course of business;

            (h) the Philadelphia School Loan, in an aggregate principal amount not to exceed the amount outstanding on the Closing Date;

            (i) the Borrower's existing investment on the Closing Date in Rocking Horse One, Inc., plus additional investments in Rocking Horse One, Inc. in an aggregate amount after the Closing Date not to exceed $50,000;

            (j) the Borrower's existing investment on the Closing Date in convertible debt of Total Education Solutions, Inc. ("TES") in an original aggregate principal amount of $2,500,000, together with an equity investment arising from the exercise of warrants currently held by the Borrower for the issuance of 10,000 shares of common stock of TES; provided that the consideration tendered by the Borrower for the exercise of such warrants shall not exceed $100 in the aggregate;

            (k) the Borrower's existing 19.99% equity interest on the Closing Date in The Sagemont School, L.C.; and

            (l) other investments, loans, and advances in addition to those otherwise permitted by this Section 5.9 in an amount not to exceed $200,000 in the aggregate at any one time outstanding.

            In determining the amount of investments, loans, and advances permitted under this Section 5.9, investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

      Section 5.10 Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that (i) this Section 5.10 shall not apply to nor operate to prevent the sale or lease of inventory in the ordinary course of business, and (ii) so long as no Default or Event of Default exists this Section 5.10 shall not apply to nor operate to prevent:

            (a) the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries which are Guarantors to one another in the ordinary course of its business;

            (b) the merger of any Subsidiary with and into the Borrower or any other Subsidiary which is a Guarantor, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger, and (ii) no Subsidiary may merge into a Subsidiary which is not a Wholly-owned Subsidiary;

            (c) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

            (d) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or such Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

            (e) the sale, transfer or other disposition of any real property that is listed on Schedule 5.10 hereto;

            (f) the sale in the ordinary course of business of any underperforming assets; and

            (g) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $500,000 during any fiscal year of the Borrower.

      Section 5.11 Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to secure the Permitted Senior Debt, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 5.10(ii)(b) above.

      Section 5.12 Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants (including, without limitation, those Warrants issued pursuant to, and as defined in, that Investment Agreement dated as of June 30, 1998, as amended by a First Amendment thereto dated as of May 24,
2001), options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to the Borrower, (ii) provided that no Default or Event of Default exists before or after giving effect thereto, the payment of cash dividends on the Borrower's Series A Preferred Stock at a rate not exceeding the rate in effect on the Closing Date, and in any event not to exceed $85,000 in the aggregate during any fiscal year, (iii) the making of dividends or distributions by the Borrower on any series of its preferred stock solely in the form of the issuance of additional shares of such series of preferred stock, or (iv) the acceptance by the Borrower of shares of its capital stock (or all or any portion of a warrant to purchase shares of its capital stock) as satisfaction of the exercise price of any warrant to acquire its shares.

      Section 5.13 No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on June 30 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year or the corresponding fiscal quarters from their present basis; provided, however, that the Borrower may change such fiscal year to end on the last Saturday prior to June 30 of each year, with corresponding changes to its fiscal quarter ending dates.

      Section 5.14 ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Lenders of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

      Section 5.15 Burdensome Contracts With Affiliates. Except for the contracts, agreements or arrangements described on Schedule 3.14 hereto, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except for compensation agreements with officers and directors approved by the compensation committee or audit committee of the Borrower's board of directors (or any other committee of the Borrower's board of directors comprised entirely of independent directors).

      Section 5.16 Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

      Section 5.17 Formation of Subsidiaries. Promptly upon the formation of any Subsidiary, the Borrower shall provide the Lenders notice thereof and as promptly as practicable comply with the requirements of Section 7.1 hereof.

      Section 5.18 Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary taken as a whole would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date (provided, however, that the Borrower may engage in any business or activity conducted by a Subsidiary as of the Closing Date following any merger of such Subsidiary into the Borrower pursuant to Section 5.10(ii)(b)).

      Section 5.19 No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary,
(d) transfer any of its Property to the Borrower or any other Subsidiary (other than any such restriction in a Capital Lease restricting the transfer of the property leased by the Borrower or such Subsidiary thereunder), or (e) guarantee the Obligations and/or grant Liens on its assets to the Lenders as required by the Loan Documents.

      Section 5.20 Seller Debt and Permitted Senior Debt. The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to the Seller Debt, (b) make any voluntary prepayment of the Seller Debt or effect any voluntary redemption thereof, or (c) make any payment on account of the Seller Debt which is prohibited under the terms of any instrument or agreement (if any) subordinating the same to the Obligations. The Borrower shall not, nor shall it permit any Subsidiary to, agree to any amendment, modification, waiver or supplement to the Permitted Senior Debt or the Senior Credit Documents the effect of which is to (i) cause any Permitted Senior Debt to not qualify as Permitted Senior Debt or (ii) to make the provisions of Section 8.21 of the Senior Credit Agreement as they apply to the Loan Documents or the Obligations hereunder more restrictive than as in effect on the Closing Date.

      Section 5.21 Board of Directors. Upon the prior written request of the Lenders, the Lenders shall have the right to designate jointly one individual as a nominee for election to the Borrower's Board of Directors (the "LENDER REPRESENTATIVE"), and the Borrower's Board of Directors shall recommend the election of the Lender Representative to the Borrower's stockholders; provided, however, that (i) this right shall be specific to Mollusk Holdings L.L.C. and Blesbok LLC and shall not be assignable, (ii) this right shall terminate when a majority of the outstanding balance of the Loan ceases to be held by one or more of Mollusk Holdings L.L.C., Blesbok LLC and/or their Affiliates, and (iii) this right shall not be in addition to any right that Mollusk Holdings, L.L.C., Blesbok LLC or any of their Affiliates may have, if any, to elect or to designate a nominee as director pursuant to any other agreement entered into at any time with the Borrower. If the Borrower's stockholders fail to elect the Lender Representative as a member of the Borrower's Board of Directors, the Borrower shall use its best efforts to ensure that the Lender Representative is appointed to the Borrower's Board of Directors (including, if necessary, by expanding the size of the Board to create a vacancy); provided, however, that the foregoing shall not require the Borrower to amend its Certificate of Incorporation, nor require the resignation of any existing member of the Borrower's Board of Directors. The Lenders expressly acknowledge and agree that the right set forth in this Section 5.21 is currently satisfied by virtue of the service of either of Joseph Harch or Steven Fink on the Borrower's Board of Directors.

      Section 5.22 Financial Covenants. (a) Total Funded Debt/EBITDA Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

                                                            TOTAL FUNDED DEBT/EBITDA RATIO SHALL NOT
           FOUR FISCAL QUARTER PERIODS ENDING                        BE GREATER THAN:
        Closing Date through June 29, 2004                            3.05 to 1.0
        June 30, 2004 through June 29, 2005                           2.65 to 1.0
        June 30, 2005 through June 29, 2006                           2.30 to 1.0
        June 30, 2006 through June 29, 2007                           2.00 to 1.0
        June 30, 2007 and at all times thereafter                     1.65 to 1.0


            (b) Total Senior Funded Debt/EBITDA Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit the Total Senior Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

                                                           TOTAL SENIOR FUNDED DEBT/EBITDA RATIO SHALL NOT BE
          FOUR FISCAL QUARTER PERIODS ENDING                              GREATER THAN:
        Closing Date through June 29, 2004                                  2.20 to 1.0
        June 30, 2004 through June 29, 2005                                 1.75 to 1.0
        June 30, 2005 through June 29, 2006                                 1.50 to 1.0
        June 30, 2006 through June 29, 2007                                 1.25 to 1.0
        June 30, 2007 and at times thereafter                               1.10 to 1.0

            (c) Minimum EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit EBITDA for the four fiscal quarters of the Borrower ending on such day to be less than the corresponding amount set forth opposite such day:

            FOUR FISCAL QUARTER PERIODS ENDING                     MINIMUM FOUR FISCAL QUARTER EBITDA
        December 31, 2003                                                      $9,900,000
        January 1, 2004 through June 30, 2004                                  $9,900,000

        July 1, 2004 through December 31, 2004                                $10,350,000
        January 1, 2005 through June 30, 2005                                 $10,800,000
        July 1, 2005 through December 31, 2005                                $11,250,000
        January 1, 2006 through June 30, 2006                                 $11,700,000
        July 1, 2006 through December 31, 2006                                $12,150,000
        January 1, 2007 and at all times thereafter                           $12,600,000

            (d) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (a) EBITDA for the four fiscal quarters of the Borrower then ended, less Net Capital Expenditures for such four fiscal quarters, to (b) Fixed Charges for the same four fiscal quarters then ended of not less than 0.90 to 1.0 for all four fiscal quarter periods ending on or before June 30, 2005, and 0.95 to
      1.0 for all four fiscal quarter periods thereafter.

            (e) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures (net of any such Capital Expenditures to the extent financed from the Net Cash Proceeds of an Event of Loss) in an amount in excess, during any fiscal year of the Borrower, of the amount set forth opposite such fiscal year below:

              FISCAL YEAR                    MAXIMUM CAPITAL EXPENDITURES
                  2004                                $6,600,000
                  2005                                $7,150,000
                  2006                                $7,700,000
                  2007                                $8,250,000
                  2008                                $8,800,000
                  2009                                $9,900,000

Section 6. EVENTS OF DEFAULT AND REMEDIES.

      Section 6.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

            (a) default in the payment when due of all or any part of the principal of or interest on any of the Notes (whether at the stated maturity thereof or at any other time provided for in this Agreement or the Notes) or other Obligation payable hereunder or under any other Loan Document for a period of 15 days from the due date thereof;

            (b) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice thereof is given to the Borrower by the Lenders;

            (c) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

            (d) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

            (e) an Event of Default under the Senior Credit Agreement where the maturity of the Existing Senior Debt has been accelerated;

            (f) any money judgment or judgments (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Guarantor, or against any of its Property, in an aggregate amount in excess of $500,000, and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

            (g) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a "MATERIAL PLAN") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

            (h) any Change of Control (other than a Change of Control caused by an Existing Group of which KU Learning, L.L.C. or any of its Affiliates is a member) shall have occurred;

            (i) the Borrower or any Guarantor shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) become unable to pay, or admit in writing its inability to pay, its debts generally as they become due,
      (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or
      (vii) fail to contest in good faith any appointment or proceeding described in Section 6.1(j) hereof; or

            (j) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor, or any substantial part of any of its Property, or a proceeding described in
      Section 6.1(i) shall be instituted against the Borrower or any Guarantor, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

      Section 6.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in Sections 6.1(i) or (j) hereof has occurred and is continuing, the Lenders may declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.

      Section 6.3 Bankruptcy Defaults. When any Event of Default described in Sections 6.1(i) or (j) hereof has occurred and is continuing, then the Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind.

      Section 6.4 Expenses. The Borrower agrees to pay to the Lenders all costs and expenses reasonably incurred or paid by the Lenders, including reasonable attorneys' fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

Section 7. THE GUARANTEES.

      Section 7.1 The Guarantees. To induce the Lenders to provide the Loan and in consideration of benefits expected to accrue to the Borrower by reason of the Loan and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit B or such other form acceptable to the Lenders) hereby unconditionally and irrevocably guarantees jointly and severally to the Lenders the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

      Section 7.2 Guarantee Unconditional. The obligations of each Guarantor under this Section 7 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

            (a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

            (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

            (c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

            (d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Lenders, or any other Person, whether or not arising in connection herewith;

            (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

            (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

            (g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on the Notes or any other amount payable under the Loan Documents; or

            (h) any other act or omission to act or delay of any kind by Lenders, or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 7.2(h), constitute a legal or equitable discharge of the obligations of any Guarantor under this
      Section 7.

      Section 7.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 7 shall remain in full force and effect until the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on the Notes or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor's obligations under this Section 7 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

      Section 7.4 Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of the payment in full of the Obligations, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

      Section 7.5 Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Lenders, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

      Section 7.6 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 7 shall not exceed $1.00 less than the lowest amount which would render such Guarantor's obligations under this Section 7 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

      Section 7.7 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Lenders.

      Section 7.8 Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

      Section 7.9 Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 8. MISCELLANEOUS.

      Section 8.1 No Waiver, Cumulative Remedies. No delay or failure on the part of the Lenders or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

      Section 8.2 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

      Section 8.3 Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

      Section 8.4 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made so long as the Obligations have not been paid in full.

      Section 8.5 Survival of Indemnities. All indemnities shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

      Section 8.6 Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

      Section 8.7 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Lenders and the Borrower given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders shall be addressed to their respective addresses or facsimile numbers set forth on the signature pages hereof, and to the Borrower or any Guarantor to:

                          Nobel Learning Communities, Inc.
                          1615 West Chester Pike
                          West Chester,  Pennsylvania  19382
                          Attention:   Chief Financial Officer
                          Facsimile:   (484) 947-2003

                          With a copy (not constituting notice) to:
                          Nobel Learning Communities, Inc.
                          1615 West Chester Pike
                          West Chester,  Pennsylvania  19382
                          Attention:   General Counsel
                          Facsimile:   (484) 947-2003

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 or on the signature pages hereof, in either case during normal business hours at the location where received, and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iii) if given by any other means, when delivered at the addresses specified in this Section 8.7 or on the signature pages hereof.

      Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

      Section 8.9 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Lenders and the benefit of their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of the Lenders. For one-year from the date hereof, the Lenders shall not transfer or assign the Notes or any of the Loan Documents without the prior written consent of the Borrower, which consent shall not be unreasonably withheld. Except as provided in the immediately preceding sentence and subject to the provisions of Section 2.9 of the Subordination Agreement, the Notes and the Loan Documents shall be freely assignable by the Lenders.

      Section 8.10 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders.

      Section 8.11 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

      Section 8.12 Costs and Expenses; Indemnification

      The Borrower agrees to pay all costs and expenses of the Lenders in connection with the preparation, negotiation, and administration of the Loan Documents (including any required regulatory filings, which shall include any amendment to the Lenders' existing Schedule 13D to account for the execution and delivery of this Agreement), including, without limitation, the reasonable fees and disbursements of counsel to the Lenders, in connection with the preparation and execution of the Loan Documents (and any required regulatory filings, as described above), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Lenders, and its directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Lenders at any time, shall reimburse the Lenders for any reasonable legal expenses or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section 8.12 shall survive the termination of this Agreement.

      Section 8.13 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

      Section 8.14 Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of California.

      Section 8.15 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

      Section 8.16 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loan or other obligations outstanding under this Agreement or any other Loan Document ("Excess Interest"). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 8.16 shall govern and control,
(b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the any Lender may have received hereunder shall be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower's Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower's Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower's Obligations had the rate of interest not been limited to the Maximum Rate during such period.

      Section 8.17 Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Central District of California and of any California State court sitting in the City of Los Angeles for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

      Section 8.18 Confidentiality. The Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information in connection with the Loan (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Lenders disclosing such Information remains responsible for any breach of this Section 8.18 by any such parties to whom such Information is disclosed), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.18 to any permitted assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Lenders disclosing such Information remains responsible for any breach of this Section 8.18 by any such parties to whom such Information is disclosed), (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of the confidentiality obligations of the Lenders or their Affiliates (including, without limitation, this Section 8.18), or (B) becomes available to the Lenders on a nonconfidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, provided that such source is not known by the Person to whom such source provides such Information to be bound to the Borrower or any Subsidiary or its representatives by agreement, fiduciary duty or otherwise not to disclose such Information, or (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loan. In addition to the foregoing provisions of this
Section 8.18, the Lenders and any other Person which becomes subject to the provisions of this Section 8.18 agrees that, to the extent it receives Information prior to public disclosure of the same, it will not trade in securities of the Borrower prior to 48 hours following public disclosure of such Information.

      For purposes of this Section 8.18, "Information" means all information received from the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lenders on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of its Subsidiaries.

                           [SIGNATURE PAGES TO FOLLOW]

      This Senior Subordinated Note Agreement is entered into among us for the uses and purposes hereinabove set forth as of the date first above written.

                                       "Borrower"

                                       Nobel Learning Communities, Inc.



                                       By ____________________________________
                                          Name  Thomas Frank
                                          Title Chief Financial Officer


                                       "Guarantors"

                                       Merryhill Schools Nevada, Inc.



                                       By ____________________________________
                                          Name  Gary Lea
                                          Title President, Secretary and
                                                   Treasurer

                                       NEDI, Inc.



                                       By ____________________________________
                                          Name________________________________
                                          Title_______________________________

                                       The Houston Learning Academy, Inc.



                                       By ____________________________________
                                          Name  Thomas Frank
                                          Title Vice President and Assistant
                                                   Secretary

                                       Houston Learning Academy - San
                                          Antonio, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President, Vice President,
                                                   Secretary and Treasurer

                                       Spyros, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President, Vice President,
                                                   Secretary and Treasurer

                                       Orthoni, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President, Vice President,
                                                   Secretary and Treasurer

                                       Marian Catechis, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President, Vice President,
                                                   Secretary and Treasurer

                                       Sanc, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President, Vice President,
                                                   Secretary and Treasurer

                                       Malona, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President, Vice President,
                                                   Secretary and Treasurer

                                       Nobel Learning Technologies, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President

                                       Nobel School Management Services, Inc.



                                       By ____________________________________
                                          Name  Thomas Frank
                                          Title Vice President and Assistant
                                                   Secretary

                                       Nobel Education Dynamics Florida, Inc.



                                       By ____________________________________
                                          Name  Thomas Frank
                                          Title Vice President and Assistant
                                                   Secretary

                                       Paladin Academy, L.L.C.

                                       By:    Nobel Learning Communities, Inc.,
                                              its sole member



                                              By______________________________
                                                Name   Thomas Frank
                                                Title  Chief Financial Officer


                                       The Activities Club, Inc.



                                       By ____________________________________
                                          Name  George H. Bernstein
                                          Title President

                                       "Lenders"

                                       MOLLUSK HOLDINGS, L.L.C.

                                       By:    Cephalopod Corporation, its member

                                              By:_____________________________
                                       Name:  Philip B. Simon
                                       Title: President
                                       101 Ygnacio Valley Road, Suite 310
                                       Walnut Creek, CA  94596
                                       Attn: Philip B. Simon
                                       FAX:  (925) 977-9064


                                       BLESBOK LLC

                                          By:_________________________________
                                       Name:
                                       Title:
                                       1250 Fourth Street, 6th Floor
                                       Santa Monica, CA  90401
                                       Attn: Chief Executive Officer
                                       FAX:  (310) 570-4571

                                    EXHIBIT A

                        NOBEL LEARNING COMMUNITIES, INC.
                             COMPLIANCE CERTIFICATE

To:   _________________________________

      This Compliance Certificate is furnished to the Lenders pursuant to that certain Senior Subordinated Note Agreement dated as of February 20, 2004, among us (as extended, renewed, amended or restated from time to time, the "SENIOR SUBORDINATED NOTE AGREEMENT"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Senior Subordinated Note Agreement.

      THE UNDERSIGNED HEREBY CERTIFIES THAT:

      1. I am the duly elected ____________ of Nobel Learning Communities, Inc.;

      2. I have reviewed the terms of the Senior Subordinated Note Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

      3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

      4. The financial statements required by Section 5.5 of the Senior Subordinated Note Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

      5. Schedule I hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Senior Subordinated Note Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Senior Subordinated Note Agreement.

      Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

      --------------------------------------------------------------------

      --------------------------------------------------------------------

      --------------------------------------------------------------------

      --------------------------------------------------------------------

      The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20__.

                                       Nobel Learning Communities, Inc.



                                       By ____________________________________
                                          Name________________________________
                                          Title_______________________________

                                   SCHEDULE I
                            TO COMPLIANCE CERTIFICATE



                        NOBEL LEARNING COMMUNITIES, INC.

                             COMPLIANCE CALCULATIONS
     FOR SENIOR SUBORDINATED NOTE AGREEMENT DATED AS OF FEBRUARY 20, 2004
                     Calculations as of _____________, _______



A.    Total Funded Debt/EBITDA Ratio (Section 5.22(a))

      1.    Total Funded Debt                                     $___________

      2.    Net Income for past 4 quarters                        $___________

      3.    Interest Expense for past 4 quarters                  $___________

      4.    Income taxes for past 4 quarters                      $___________

      5.    Depreciation and Amortization Expense for past 4      $___________
            quarters

      6.    Permitted add-backs to Net Income for past 4          $___________
            quarters per definition of "EBITDA" (detail
            specifically by item)

      7.    Cash severance expenses incurred during past 4        $___________
            quarters against reserves previously added back to
            EBITDA

      8.    Interest income and extraordinary gains for past 4    $___________
            quarters

      9.    Sum of Lines A2, A3, A4, A5 and A6, minus Lines A7    $___________
            and A8 ("EBITDA")

      10.   Ratio of Line A1 to A9                                  ____:1.0

      11.   Line A10 ratio must not exceed                          ____:1.0

      12.   The Borrower is in compliance (circle yes or no)         yes/no

B.    Total Senior Funded Debt/EBITDA Ratio (Section 5.22(b))

      1.    Total Funded Debt                                     $___________

      2.    Subordinated Debt                                     $___________

      3.    Line B1 minus Line B2 (Total Senior Funded Debt)      $___________

      4.    EBITDA for past 4 quarters (from Line A9)             $___________

      5.    Ratio of Line B3 to B4                                  ____:1.0

      6.    Line B5 ratio must not exceed                           ____:1.0

      7.    The Borrower is in compliance (circle yes or no)         yes/no

C.    Minimum EBITDA (Section 5.22(c))

      1.    EBITDA for past 4 quarters (from Line A9)             $___________

      2.    Line C1 shall not be less than                        $___________

      3.    The Borrower is in compliance (circle yes or no)         yes/no

D.    Fixed Charge Coverage Ratio (Section 5.22(d))

      1.    EBITDA for past 4 quarters (from Line A9)             $___________

      2.    Net Capital Expenditures for past 4 quarters          $___________

      3.    Difference of Line D1 minus Line D2                   $___________

      4.    Cash Principal payments for past 4 quarters(1)        $___________

      5.    Interest Expense for past 4 quarters(2)               $___________

      6.    Cash Dividends for past 4 quarters                    $___________

      7.    Cash Income taxes for past 4 quarters                 $___________

      8.    Sum of Lines D4, D5, D6, and D7                       $___________

      9.    Ratio of Line D3 to Line D8                             ____:1.0

      10.   Line D9 ratio must not be less than                     ____:1.0

      11.   The Borrower is in compliance (circle yes or no)         yes/no

E.    Capital Expenditures (Section 5.22(e))

----------

(1) Use deemed amount for all fiscal quarters through 12/31/04 per definition of "Fixed Charges".

(2) Annualize for all fiscal quarters through 12/31/04 per definition of "Fixed Charges".

      1.    Year-to-date Capital Expenditures                     $___________

      2.    Year-to-date Capital Expenditures financed with       $___________
            proceeds of an Event of Loss

      3.    Difference of Line E1 minus Line E2                   $___________

      4.    Maximum permitted amount                              $___________

      5.    The Borrower is in compliance (circle yes or no)         yes/no

                                    EXHIBIT B

                         ADDITIONAL GUARANTOR SUPPLEMENT

                                                           --------------, ---



Ladies and Gentlemen:

      Reference is made to the Senior Subordinated Note Agreement described above. Terms not defined herein which are defined in the Senior Subordinated Note Agreement shall have for the purposes hereof the meaning provided therein.

      The undersigned, [NAME OF SUBSIDIARY GUARANTOR], a [JURISDICTION OF INCORPORATION OR ORGANIZATION] hereby elects to be a "GUARANTOR" for all purposes of the Senior Subordinated Note Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 3 of the Senior Subordinated Note Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 5 of the Senior Subordinated Note Agreement applicable to it.

      Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Senior Subordinated Note Agreement including, without limitation, Section 7 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

      The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Lenders, and it shall not be necessary for the Lenders to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California.

                                       Very truly yours,

                                       [NAME OF SUBSIDIARY GUARANTOR]


                                       By _________________________________
                                          Name_____________________________
                                          Title____________________________